Exhibit 10.2

This SEVERANCE, PROPRIETARY INTEREST PROTECTION AND NON-SOLICITATION AGREEMENT dated as of June 14, 2005 (the “Agreement”) is made by and between REWARDS NETWORK ESTABLISHMENT SERVICES INC., a Delaware corporation (the “Corporation”), and ROBERT WASSERMAN (the “Executive”).

WHEREAS, the Corporation wishes to employ the Executive as its Executive Vice President, Sales and Marketing, Operations;

WHEREAS, the Corporation wishes to provide the benefits under this Agreement as an inducement for the Executive to enter into such employment; and

WHEREAS, the Executive wishes to be employed by the Corporation on the condition that the Corporation provide the benefits under this Agreement;

NOW, THEREFORE, the Corporation and the Executive hereby agree as follows:

1.	Termination without Cause/Change of Control.

(a) If Executive’s employment is terminated by the Corporation for any reason other than Cause (as defined below), disability, death or if there is a change of control event (as defined in the Corporation’s LTIP) and a diminution in Executive’s duties resulting from such change of control event, Executive will be entitled to six month’s base salary (at the Executive’s base salary rate on the termination date) plus one additional month of base salary for each complete year of service with the Corporation, with a maximum of twelve months base salary; provided, that Employee executes and delivers a Severance and Release Agreement in form and substance satisfactory to Employer (a “Severance Agreement”) which will contain a general unconditional release of Employer, non-compete and non-solicit covenants similar to those found in Section 9 hereof, and a non-disparagement covenant.

(b) “Cause” shall mean an event where the Executive (a) commits any act of fraud, willful misconduct or dishonesty in connection with this employment or which injures the Corporation or its direct or indirect subsidiaries; (b) commits a material violation of law, rule or regulation of any governmental authority (federal, state or foreign) or any securities exchange or association or regulatory or self-regulatory body; (c) is charged with a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony; (d) gives or accepts undisclosed commissions or other payments in cash or in kind in connection with the affairs of the Corporation or any of its direct or indirect subsidiaries or their respective clients.

2.	Limited Circumstances in Which Benefits are Payable Hereunder. No benefits shall be payable under this Agreement in the event that the Executive’s employment with the Corporation ceases for any reason other than termination by the Corporation without Cause. Without limiting the generality of the foregoing, no benefits shall be payable hereunder in the event that the Executive’s employment with the Corporation ceases as the result of termination by the Corporation for Cause, termination by the Executive, or the death or disability of the Executive. In the case of termination of the Executive’s employment as a result of the death or disability of the Executive, benefits will be provided in accordance with the Corporation’s compensation and benefit plans in which the Executive participated immediately prior to his termination of employment.

3.	At-Will Employment. This Agreement is not an employment contract for a definite period. Executive is still an at-will employee. Executive or Rewards Network may terminate the employment relationship at any time without notice.

4.	Disclosure of Confidential Information. Executive will not, without the Corporation’s prior permission, directly or indirectly disclose to anyone outside of the Corporation, either during or after his employment, trade secrets or other confidential information of the Corporation, or any information received in confidence from third parties by the Corporation or about third parties by the Corporation, as long as such matters remain trade secrets or confidential. The term “Corporation” as used in this Agreement shall include Rewards Network Services Inc. and its affiliated, parent and subsidiary corporations as well as its successors and assigns. Trade secrets and other confidential information shall include any information or material which has not been made available generally to the public and which (a) is generated or collected by or utilized in the operations of the Corporation and relates to the actual or anticipated business or research or development of the Corporation; or (b) is suggested by or results from any task assigned to Executive by the Corporation or work performed by him for or on behalf of the Corporation. The confidentiality obligations herein shall not prevent Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit him from divulging confidential information or trade secrets by order of court or agency of competent jurisdiction; however, Executive shall promptly inform the Corporation of any such situations and shall take such reasonable steps to prevent disclosure of confidential information or trade secrets until the Corporation has been informed of such requested disclosure and the Corporation has had an opportunity to respond to the court or agency.

5.	Return of Property and Copying. Executive agrees that all tangible materials (whether originals or duplicates), including, but not limited to, drawings, notebooks, reports, proposals, price lists, list of actual or potential customers or suppliers, formulae, prototypes, tools, equipment, models, specifications, methodologies, blueprints, financial data, contracts, agreements, correspondence, documents, computer disks, software, computer printouts, information stored electronically on a computer, memoranda, and notes, in his possession or control which in any way relate to the Corporation’s business and which are furnished to Executive by the Corporation or which are prepared, compiled or acquired by Executive while employed by the Corporation shall be the sole property of the Corporation. Executive will at any time upon the request of the Corporation and in any event promptly upon termination of his employment, deliver all such materials to the Corporation and will not retain any originals or copies of such materials. Executive also agrees that he will not copy or remove from the Corporation’s place of business property or information belonging to the Corporation or entrusted to the Corporation without the express written consent of the Corporation.

6.

Assignment of Intellectual Property. Executive hereby assigns to the Corporation his entire right, title and interest in any idea, formula, invention, discovery, design, drawing, process, method, technique, device, improvement, computer program and related documentation, technical and non-technical data and work of authorship (all hereinafter called “Developments”), which Executive may solely or jointly conceive, write or acquire during the period Executive is employed with the Corporation and which relate in any way to the actual or anticipated business or research or development of the Corporation, or which are suggested by or result from any task assigned to Executive or work performed by Executive for or on behalf of the Corporation, whether or not such

Developments are made, conceived, written or acquired during normal hours of employment or using the Corporation facilities, and whether or not such Developments are patentable, copyrightable or susceptible to other forms of protection. The foregoing provision regarding assignment of right, title and interest does not apply to a Development for which no equipment, supplies, facilities or trade secret information of the Corporation was used and which was developed entirely on Executive’s own time, unless (a) the Development relates (i) to the business of the Corporation or (ii) to the Corporation’s actual or demonstrably anticipated research or development or (b) the Development results from any work performed by Executive for the Corporation. Executive acknowledges that the copyright and any other intellectual property right in any Developments and related documentation, and work of authorship, which are created within the scope of his employment with the Corporation, belong to the Corporation.

7.	Disclosure of Intellectual Property. In connection with any of the Developments referred to in Section 6, Executive will promptly disclose them to the management of the Corporation and Executive will, on the Corporation’s request, promptly execute a specific assignment of title to the Corporation and such other documents as may reasonably be requested by the Corporation for the purpose of vesting, confirming or securing the Corporation title to the Developments, and Executive will do anything else reasonably necessary to enable the Corporation to secure a patent, copyright or other form of protection thereof in the United States and Canada and in other countries even after the termination of his employment with the Corporation.

8.	Identification of Intellectual Property. Executive has identified on Exhibit A all Developments not assigned by Section 6 in which he has any right, title or interest, and which were made, conceived or written wholly or in part by Executive prior to his employment with the Corporation and which relate to the actual or anticipated business or research or development of the Corporation. If Executive does not have any to identify, Executive will write “none” on this line: . Executive represents that he is not a party to any agreements which would limit his ability to assign Developments as provided for in Section 6.

9.	Protection of Proprietary Interests.

A.	Executive agrees that during his employment with the Corporation, and for a period of 12 months thereafter, Executive will not, directly or indirectly, on behalf of himself or any other person, company or entity, solicit or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Corporation to any person, company or entity which was a Corporation customer, restaurant, member or partner for such products or services and with which Executive had contact regarding those products or services at any time during the last 12 months of his employment with the Corporation.

B.	Executive agrees that that during his employment by the Corporation and for 12 months thereafter, he will not directly or indirectly, in any capacity, provide products or services competitive with or similar to products or services offered by the Corporation to any person, company or entity which was a Corporation customer, restaurant, hotel, retail merchant, member or partner for such products or services and with which Executive had contact regarding those products or services at any time during the last 12 months of his employment with the Corporation.

C.	Executive agrees that during his employment and for 12 months thereafter, he will not in any capacity sell, manage, supervise or offer products or services competitive with or similar to the restaurant, hotel or retail marketing, restaurant, hotel or retail financing or restaurant, hotel or retail rewards business of the Corporation in any territory in which Executive worked while employed by the Corporation during the last 12 months of his employment with the Corporation.

D.	Executive agrees that during his employment with the Corporation and for a period of 12 months thereafter, he will not, directly or indirectly hire, solicit, attempt to persuade or communicate with any employee of the Corporation, or any person who was an employee of the Corporation within the two months preceding contact between himself and that person, to leave the employ of the Corporation or otherwise interfere with the performance of their duties for the Corporation.

E.	Executive agrees that during his employment and for a period of 12 months thereafter he will not directly or indirectly, on behalf of himself or any other person, company or entity, participate in the development of any products or services similar to or competitive with products or services of the Corporation with which Executive had product or service research or development responsibilities during the last 12 months of his employment with the Corporation.

10.	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given by the party giving such notice or other communication and to have been duly received by the other party (a) on the date on which such notice or other communication shall be delivered by hand to and receipted for by such other party, or (b) three business days after the date on which such notice or other communication shall be mailed by certified mail with postage prepaid:

(i) If to the Executive, to:	Robert Wasserman 1N165 Partridge Drive Wheaton, IL 60188

(ii) If to the Corporation, to:	Rewards Network Services Inc. c/o Rewards Network Inc. Two North Riverside Plaza Suite 950 Chicago, IL 60606 Attention: General Counsel

or such other address as may have been furnished to the Corporation by the Executive or to the Executive by the Corporation, as the case may be.

11.	Successors.

A.	The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to agree in writing to assume the Corporation’s obligations under this Agreement and to perform such obligations in the same manner and to the same extent that the Corporation is required to perform them. As used in this Agreement, “Corporation” shall mean the Corporation as hereinabove defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform the Corporation’s obligations under this Agreement by operation of law or otherwise.

B.	This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would still be payable to him in accordance with the terms of this Agreement if he had continued to live, all such amounts shall be paid to his devisee, legatee or other designee or, if there is no such designee, to his estate.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to the choice of law provisions.

13.	Modification and Waiver. No provision of this Agreement may be amended, modified, waived or discharged except pursuant to a written agreement signed by the Corporation and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

EXECUTIVE	REWARDS NETWORK ESTABLISHMENT SERVICES INC.

/s/ Robert Wasserman	By:	/s/ Bryan R. Adel
Robert Wasserman	Name:	Bryan R. Adel
	Title:	Senior Vice President